                                                                      EXHIBIT 12

                          TIME WARNER COMPANIES, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS, EXCEPT RATIOS)


                           SIX MONTHS ENDED JUNE 30,              YEARS ENDED DECEMBER 31,
                           -----------------------   ---------------------------------------------------
                            PRO       HISTORICAL      PRO                     HISTORICAL
                           FORMA     -------------   FORMA    ------------------------------------------
                           1997(A)    1997    1996   1996(A)   1996     1995     1994     1993     1992
                           ------    ------   ----   ------   ------   ------   ------   ------   ------
Earnings:
  Net income (loss) before
     income taxes and
     extraordinary
     items................ $  301    $  293   $(80)  $   45   $  (15)  $    2   $   89   $   81   $  320
  Interest expense........    432       465    471      805      908      877      769      698      729
  Amortization of
     capitalized
     interest.............      1         1      1        2        2        2        2       --       19
  Portion of rents
     representative of an
     interest factor......     27        27     29       55       55       57       52       54       85
  Preferred stock dividend
     requirements of
     majority-owned
     subsidiaries.........     36        36     36       72       72       11       --       --       --
  Adjustment for partially
     owned subsidiaries
     and 50% owned
     companies............    487       462    395      844      801      691      665      663       97
  Undistributed losses of
     less than 50% owned
     companies............      3         3     30       50       50      117       82       47       56
                                              -----
                                                 -
                           ------      ----          ------   ------   ------   ------   ------   ------
          Total
            earnings...... $1,287    $1,287   $882   $1,873   $1,873   $1,757   $1,659   $1,543   $1,306
                           ======      ====   ====== ======   ======   ======   ======   ======   ======
Fixed Charges:
  Interest expense........ $  432    $  465   $471   $  805   $  908   $  877   $  769   $  698   $  729
  Capitalized interest....     --        --      2        1        1        4        2       --       15
  Portion of rents
     representative of an
     interest factor......     27        27     29       55       55       57       52       54       85
  Preferred stock dividend
     requirements of
     majority-owned
     subsidiaries.........     36        36     36       72       72       11       --       --       --
  Adjustment for partially
     owned subsidiaries
     and 50% owned
     companies............    332       301    304      668      607      697      668      664       81
                                              -----
                                                 -
                           ------      ----          ------   ------   ------   ------   ------   ------
          Total fixed
            charges....... $  827    $  829   $842   $1,601   $1,643   $1,646   $1,491   $1,416   $  910
                           ======      ====   ====== ======   ======   ======   ======   ======   ======
Ratio of earnings to fixed
  charges.................    1.6x      1.6x   1.0x     1.2x     1.1x     1.1x     1.1x     1.1x     1.4x
                           ======      ====   ====== ======   ======   ======   ======   ======   ======


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(a) The pro forma ratio of earnings to fixed charges for TWC for the six months ended June 30, 1997 and the year ended December 31, 1996 gives effect to (i) the TWE-A/N Transfers and (ii) with respect to 1996 only, the Preferred Stock Refinancing and certain other debt refinancings as if such transactions had occurred at the beginning of such periods. The pro forma information presented above should be read in conjunction with the pro forma consolidated condensed financial statements contained in TWI's Current Report on Form 8-K dated October 27, 1997 and incorporated herein by reference.